Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
NEWS RELEASE
Date: Contact:	June 8, 2011 Peter B. Orthwein or Richard E. Riegel
THOR ANNOUNCES SALES, NET INCOME, E.P.S. FOR QUARTER, NINE MONTHS
Thor Industries, Inc. (NYSE:THO) announced results for the third quarter and nine months ended April 30, 2011. Consolidated sales for the quarter were $852,059,000, up 25% from $680,192,000 last year. Net income for the quarter was $40,008,000 up 17% from $34,111,000 last year. E.P.S. for the quarter were 72¢ versus 66¢ last year.
Consolidated sales for the nine months were $1,984,970,000, up 23% from $1,612,769,000 last year. Net income for the nine months was $69,384,000 versus $69,464,000 last year. E.P.S. for the nine months were $1.26 versus $1.30 last year.
RV sales in the quarter were $742,797,000, up 33% from $559,166,000 last year. Towable RV sales in the quarter were $624,631,000, up 33% from $468,002,000 last year. Motorized RV sales in the quarter were $118,166,000, up 30% from $91,164,000 last year. RV sales in the nine months were $1,686,471,000, up 31% from $1,284,891,000 last year. Towable RV sales in the nine months were $1,411,882,000, up 29% from $1,090,842,000 last year. Motorized RV sales in the nine months were $274,589,000, up 42% from $194,049,000 last year. Consolidated sales, RV sales, and Towable RV sales in the third quarter and nine months of Thor’s 2011 fiscal year include Heartland RV, acquired September 16, 2010. Bus segment sales in the quarter were $109,262,000, compared with $121,026,000 last year. Bus segment sales in the nine months were $298,499,000 versus $327,878,000 last year.
RV income before tax in the third quarter was $60,035,000, up 23% from $48,754,000 last year. Towable RV income before tax in the quarter was $54,131,000, up 20% from $45,114,000 last year. Motorized RV income before tax in the quarter was $5,904,000, up 62% from $3,640,000 last year. RV income before tax in the nine months was $105,164,000, up 7% from $98,453,000 last year. Towable RV income before tax in the nine months was $96,039,000, up 3% from $93,397,000 last year. Motorized RV income before tax in the nine months was $9,125,000, up 80% from $5,056,000 last year. Bus segment income before tax in the quarter was $4,472,000, compared with $9,142,000 last year and was $17,683,000 in the nine months, versus $23,755,000 last year. Corporate net costs were $7,189,000 in the quarter versus $5,691,000 last year and $24,362,000 in the nine months versus $13,497,000 last year.

“Thor’s improving margins in the third quarter demonstrate the effect of increased revenue in a better RV promotional environment,” said Peter B. Orthwein, Thor chairman & CEO. “In our bus segment, the public transit market remains challenging due to tight municipal budgets,” he added.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses & ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the review by the independent consultant required under our recent settlement with the Securities and Exchange Commission, fuel prices, fuel availability, lower consumer confidence, interest rate increases, restrictive lending practices, increased material and component costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2010 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2011 and 2010
($000 except per share — unaudited)

	3 MONTHS ENDED APRIL 30,				9 MONTHS ENDED APRIL 30,
	2011	% Net Sales	2010	% Net Sales	2011	% Net Sales	2010	% Net Sales

Net sales	$852,059		$680,192		$1,984,970		$1,612,769
Gross profit	$108,484	12.7%	$92,499	13.6%	$232,705	11.7%	$212,266	13.2%
Selling, general and administrative	$50,386	5.9%	$42,824	6.3%	$136,019	6.9%	$108,678	6.7%
Amortization of intangibles	$2,734	0.3%	$152	0.0%	$7,298	0.4%	$320	0.0%
Impairment of trademarks	$1,430	0.2%	$500	0.1%	$3,466	0.2%	$500	0.0%
Interest income (net)	$904	0.1%	$1,250	0.2%	$2,798	0.1%	$3,922	0.2%
Gain on involuntary conversion	$1,818	0.2%	$2,283	0.3%	$8,651	0.4%	$2,283	0.1%
Other income (expense)	$662	0.1%	$(351)	-0.1%	$1,114	0.1%	$(262)	0.0%

Income before taxes	$57,318	6.7%	$52,205	7.7%	$98,485	5.0%	$108,711	6.7%
Taxes	$17,310	2.0%	$18,094	2.7%	$29,101	1.5%	$39,247	2.4%

Net income	$40,008	4.7%	$34,111	5.0%	$69,384	3.5%	$69,464	4.3%

E.P.S. — basic	72¢		66¢		$1.26		$1.30
E.P.S. — diluted	72¢		66¢		$1.26		$1.30
Avg. common shares outstanding-basic	55,829,122		51,461,181		55,079,700		53,521,242
Avg. common shares outstanding-diluted	55,941,389		51,585,450		55,185,181		53,621,854
SUMMARY BALANCE SHEETS — APRIL 30, ($000) (unaudited)

	2011	2010		2011	2010
Cash and equivalents	$59,247	$80,638	Current liabilities	$290,970	$258,403
Investments, short term	—	63,350	Other liabilities	83,814	60,887
Restricted Cash	1,000	—	Stockholders’ equity	804,718	619,120
Accounts receivable	264,892	207,268
Inventories	223,990	170,044
Deferred income tax and other	46,958	43,811

Total current assets	596,087	565,111
Fixed assets	166,498	137,924
Long term investments	2,982	13,010
Goodwill	245,766	150,576
Other intangible assets	128,219	20,853
Other assets	39,950	50,936

Total	$1,179,502	$938,410		$1,179,502	$938,410